EXHIBIT 23

CONSENT OF HANNIS T. BOURGEOIS, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-150255 and Form S-8 No. 333-20631) of Britton & Koontz Capital Corporation and any related Prospectus of our Report of Independent Registered Public Accounting Firm dated March 9, 2009 on the consolidated financial statements of Britton & Koontz Capital Corporation and Subsidiaries for the years ended December 31, 2008, 2007 and 2006, and to the use of such Report, to be included in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission.

/s/ Hannis T. Bourgeouis, LLP
HANNIS T. BOURGEOIS, LLP

Baton Rouge, Louisiana
March 10, 2009